Exhibit 99.1

Contact:  Ira Lamel/Mary Anthes                                                                                                      Jeremy Fielding/David Lilly
                 The Hain Celestial Group, Inc.                                                                                          Kekst and Company
                 631-730-2200                                                                                                                         212-521-4800

THE HAIN CELESTIAL GROUP
ANNOUNCES PRICING OF SECONDARY OFFERING
OF ITS SHARES HELD BY H.J. HEINZ COMPANY

Melville, NY, December 20, 2005—The Hain Celestial Group, Inc. (NASDAQ HAIN), a leading natural and organic food and personal care products company, today announced the pricing of a secondary offering of 5,295,957 shares of its common stock held by an affiliate of H. J. Heinz Company at a public offering price of $20.00 per share.  Heinz has granted the underwriters a 30-day option to purchase up to 794,394 additional shares of common stock to cover over-allotments, if any. Hain Celestial will not receive any of the proceeds from the sale of the shares by Heinz.  UBS Securities LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as joint bookrunners.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale, would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Copies of the final prospectus for the offering can be obtained by contacting UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171 or by calling 212-821-3000, Banc of America Securities LLC (by email at dg.prospectus_distribution@bofasecurities.com), or J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone: 212-552-5164).

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, Raised Right®, Hollywood®, Walnut Acres Organic™, Imagine Foods®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Lima®, Biomarché™, Grains Noirs®, Natumi®, JASON® and Zia® Natural Skincare. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies, integrate acquisitions, and obtain financing for general corporate purposes; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K, as amended, for the fiscal year ended June 30, 2005. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.